Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Plan of Lavoro Limited of our report dated October 31, 2023, with respect to the consolidated financial statements of Lavoro Limited included in this Annual Report (Form 20-F) for the year ended June 30, 2023.

/s/ ERNST & YOUNG
Auditores Independentes S/S Ltda.

São Paulo, Brazil

November 1, 2023.